UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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IMPERVA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IMPERVA, INC.
3400 Bridge Parkway, Suite 200
Redwood Shores, California 94065

April 20, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Imperva, Inc. to be held at Imperva’s headquarters located at 3400 Bridge Parkway, Suite 200, Redwood Shores, California, on June 7, 2012 at 10:00 a.m. Pacific Time.

At the annual meeting, you will be asked to vote upon five proposals:

1.	The election of three Class I directors to serve until the third succeeding annual meeting or until their successors are duly elected and qualified.
2.	A non-binding advisory resolution to approve our named executive officer compensation.
3.	A non-binding advisory resolution on the frequency of named executive officer compensation advisory votes.
4.	Approval of the Internal Revenue Code Section 162(m) limits of our 2011 Stock Option and Incentive Plan.
5.	The ratification of our independent registered public accounting firm for our year ending December 31, 2012.

Accompanying this letter is the formal notice of annual meeting, proxy statement and proxy card relating to the annual meeting, as well as our annual report for the year ended December 31, 2011. The proxy statement contains important information concerning the matters to be voted upon at the annual meeting. We hope you will take the time to study it carefully.

All stockholders of record at the close of business on the record date, which is April 13, 2012, are entitled to vote at the annual meeting, and your vote is very important regardless of how many shares you own. Regardless of whether you plan to attend the annual meeting, we urge you to submit your proxy as soon as possible. Instructions on the proxy card will tell you how to submit your proxy over the Internet, by telephone or by returning your proxy card in the enclosed postage-paid envelope. If you plan to attend the annual meeting and vote in person, and your shares are held in the name of a broker or other nominee as of the record date, you must bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

Shlomo Kramer
President and Chief Executive Officer

IMPERVA, INC.
3400 Bridge Parkway, Suite 200
Redwood Shores, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2012

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Imperva, Inc., a Delaware corporation, will be held at 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065, on June 7, 2012 at 10:00 a.m. Pacific Time. At the annual meeting, our stockholders will be asked to consider and vote upon:

1.	The election of three Class I directors to serve on our board of directors, each to serve until our annual meeting of stockholders to be held in 2015 and until his successor is elected and qualified, or until his death, resignation or removal.
2.	A non-binding advisory resolution to approve our named executive officer compensation.
3.	A non-binding advisory resolution on the frequency of named executive officer compensation advisory votes.
4.	Approval of the Internal Revenue Code Section 162(m) limits of our 2011 Stock Option and Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m).
5.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.
6.	Transaction of such other business as may properly come before the annual meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 13, 2012 are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

IMPORTANT NOTICE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

PLEASE VOTE YOUR SHARES PROMPTLY

By Order of the Board of Directors,

Trâm T. Phi
Vice President, General Counsel and Secretary

Redwood Shores, California
April 20, 2012

i

IMPERVA, INC.
3400 Bridge Parkway, Suite 200
Redwood Shores, California 94065

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Imperva, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held at 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065, on June 7, 2012 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof. At the annual meeting, holders of our common stock will be asked to vote upon: (i) the election of three Class I directors to serve until the annual meeting of stockholders to be held in 2015 or until their successors are duly elected and qualified; (ii) a non-binding advisory resolution to approve our named executive officer compensation; (iii) a non-binding advisory resolution on the frequency of named executive officer compensation advisory votes; (iv) the Internal Revenue Code Section 162(m) limits of our 2011 Stock Option and Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m); (v) approval of the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and (vi) any other business that properly comes before the annual meeting, or any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 20, 2012. The address of our principal executive offices is 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065.

VOTING RIGHTS AND PROXIES

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the record date, which is April 13, 2012, will be entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, there were 23,036,950 shares of our common stock outstanding and entitled to vote, held of record by approximately 300 stockholders.

Pursuant to our bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the record date. For ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the proxy card, FOR the approval of the non-binding advisory resolution to approve our named executive officer compensation, FOR a three-year frequency on the non-binding advisory resolution on the frequency of named executive officer compensation advisory votes, FOR the approval of the Internal Revenue Code Section 162(m) limits in the 2011 Stock Option and Incentive Plan and FOR the ratification of our independent registered public accounting firm for the year ending December 31, 2012. The board of directors does not know of, and does not intend to bring, any business before the annual meeting other than that referred to in this proxy statement and specified in the notice of annual meeting. As to any other business that may properly come before the annual meeting, including any motion made for adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes), the proxy card will confer discretionary authority on the proxies (who are persons designated by the board of directors) to vote all shares covered by the proxy card in their discretion. Any stockholder who has given a proxy that does not state it is irrevocable may revoke it at any time before it is exercised at the annual meeting by (i) filing a written notice of the death or incapacity of the maker or revocation with, or delivering a duly executed proxy bearing a later date to, the Corporate Secretary of Imperva, 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065, or (ii) attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). If you hold shares through a brokerage firm, bank or other agent, you must contact that brokerage firm, bank or other agent to revoke any prior voting instructions.

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the annual meeting (the three properly nominated individuals receiving the highest number of votes will be elected). Approval of the non-binding advisory resolution to approve our named executive officer compensation, approval of the Internal Revenue Code Section 162(m) limits of the 2011 Stock Option and Incentive Plan to preserve our ability to receive corporate income tax deductions that may become available pursuant to Section 162(m) and approval of our independent registered public accounting firm for the year ending December 31, 2012 each requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy, and entitled to vote on the matter. With respect to the non-binding advisory resolution on the frequency of named executive officer compensation advisory votes, the alternative receiving the greatest number of votes shall be approved.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. As such, an abstention will have the effect of a vote against the non-binding advisory resolution to approve our named executive officer compensation, ratification of our independent registered public accounting firm, Ernst & Young LLP for the year ending December 31, 2012 and approval of the Internal Revenue Code Section 162(m) limits of the 2011 Stock Option and Incentive Plan.

Effect of “Broker Non-Votes”

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for election of directors, the non-binding advisory vote to approve named executive officer compensation, the non-binding advisory vote on the frequency of named executive officer compensation advisory votes and approval of the Internal Revenue Code Section 162(m) limits of the 2011 Plan, if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the annual meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on such proposal.

If a quorum is present, the nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, broker non-votes will have no effect on the election of directors. The approval of the non-binding advisory resolution to approve our named executive officer compensation, the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012 and the Internal Revenue Code Section 162(m) limits of our 2011 Stock Option and Incentive Plan require the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of these proposals. For the approval of the non-binding advisory vote on the frequency of named executive officer compensation advisory votes, the required vote shall be a plurality of the votes cast and broker non-votes shall have no effect on the approval of this proposal.

Voting Electronically via the Internet or by Telephone

General Information for All Shares Voted via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvoting.com/impv to grant a proxy to vote their shares by means of the Internet. They will be required to provide the 11-digit control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling (866) 540-5760 and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on June 6, 2012. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on June 6, 2012. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC, within four business days of the annual meeting.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to Imperva, Inc., Attention: Corporate Secretary, 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065 or call (650) 345-9000.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and either mail your request to Imperva, Inc., Attention: Corporate Secretary, 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065 or call (650) 345-9000.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, including the financial statements, list of exhibits and any exhibit specifically requested, filed with the SEC is available without charge upon written request to: Imperva, Inc., Attention: Corporate Secretary, 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065.

ELECTION OF CLASS I DIRECTORS

(Item No. 1 on the Proxy Card)

Our board of directors currently consists of eight directors. Our certificate of incorporation and bylaws provide for a classified board of directors, divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified. This year the terms of our Class I directors, currently consisting of Michael Boodaei, Asheem Chandna and Steven Krausz, will expire at the annual meeting. At the annual meeting, holders of common stock will be asked to vote on the election of three directors as Class I directors, whose current term will expire at our 2015 annual meeting.

The board of directors has nominated each of Michael Boodaei, Asheem Chandna and Steven Krausz to serve as a Class I director for a three-year term that is expected to expire at our annual meeting in 2015 and until his successor is elected and qualified, or until his earlier death, resignation or removal. You can find the principal occupation and other information about the board’s nominees, as well as other board members, below.

Three of the continuing directors are Class II directors, whose terms will expire at our 2013 annual meeting, and two of the continuing directors are Class III directors, whose terms will expire at our 2014 annual meeting.

The election of Class I directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the board’s nominees. Our restated certificate of incorporation and bylaws provide that the number of our authorized directors, which is currently eight members, shall be fixed from time to time by a resolution of the majority of our board of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present board of directors to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE ELECTION OF MICHAEL BOODAEI, ASHEEM CHANDNA AND
STEVEN KRAUSZ AS CLASS I DIRECTORS.

Information Regarding Our Nominees and Directors

The following table lists the nominees and current members of the board of directors by class, their ages as of April 1, 2012 and current positions with Imperva. Biographical information for each nominee and/or director is provided below.

Nominees

Name	Age	Class(1)	Position
Michael Boodaei	40	I	Director
Asheem Chandna(2)	47	I	Director
Steven Krausz(3), (4)	57	I	Director

Continuing Directors

Name	Age	Class(1)	Position
Theresia Gouw Ranzetta(2), (4)	44	II	Director
Shlomo Kramer	46	III	President, Chief Executive Officer and Director
Albert Pimentel(3)	56	III	Director
Frank Slootman(2)	53	II	Director
David Strohm(3)	63	II	Director

(1)	The terms of Class I directors (if elected) will expire at the 2015 annual meeting. The terms of Class II directors will expire at the 2013 annual meeting. The terms of Class III directors will expire at the 2014 annual meeting.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Nominating and Corporate Governance Committee.

Biographies

Nominees for Class I Directors

Michael Boodaei is our co-founder and has served as a member of our board of directors since our inception in April 2002. Beginning in July 2006 through the present, Mr. Boodaei has been the co-founder and Chief Executive Officer of Trusteer, Inc., a provider of secure web access services. Previously, Mr. Boodaei served as our Vice President, Europe, Middle East and Africa Sales and Vice President, Product Management from January 2005 to July 2006 and from April 2002 to January 2005, respectively. Prior to that, from 2000 to 2002, Mr. Boodaei was the founder and Chief Executive Officer of eDvice Security Services Ltd., an application and database security consulting group. Mr. Boodaei holds a B.Sc. in computer engineering from Technion, Israel Institute of Technology and an M.B.A. from Ben-Gurion University.

The board of directors believes that Mr. Boodaei possesses specific attributes that qualify him to serve as a director, including his long history with Imperva, his extensive experience in the internet security industry and his deep expertise in security technologies.

Asheem Chandna has served as a member of our board of directors since July 2003. Currently, Mr. Chandna is a Partner at Greylock Partners, where he focuses on investments in enterprise IT, including security products. Mr. Chandna currently also serves as a board member of several privately held companies that are portfolio companies of Greylock Partners. From April 2003 to October 2009, Mr. Chandna was a director of Sourcefire, Inc. Prior to Greylock Partners, Mr. Chandna was Vice President, Business Development and Product Management for Check Point Software Technologies Ltd. from 1996 to 2002. Mr. Chandna holds a B.S. and an M.S. in electrical and computer engineering from Case Western Reserve University.

The board of directors believes that Mr. Chandna possesses specific attributes that qualify him to serve as a director, including his specific professional experience with security products while at Check Point Software Technologies Ltd., as well as his extensive background with enterprise IT companies, and public and private company board member experience.

Steven Krausz has served as a member of our board of directors since May 2003. Currently, Mr. Krausz is a Managing Member at U.S. Venture Partners, which he joined in 1985, where he specializes in communications, internet infrastructure, networking and enterprise software investments. Mr. Krausz currently also serves on the board of directors of several portfolio companies of U.S. Venture Partners, the Western Association of Venture Capitalists, the World Affairs Council and the Stanford GSB Trust. Mr. Krausz was also a director of Occam Networks, Inc., from 2000 until its acquisition by Calix, Inc. in February 2011. He is also a former board member and treasurer of the National Venture Capital Association. Mr. Krausz holds a B.S. in electrical engineering and an M.B.A. from Stanford University.

The board of directors believes that Mr. Krausz possesses specific attributes that qualify him to serve as a director, including his extensive experience as an investment professional and director of various companies in the industry, as well as his technical expertise.

Continuing Directors

Theresia Gouw Ranzetta has served as a member of our board of directors since May 2002. Currently, Ms. Ranzetta is a Partner at Accel Partners, which she joined in 1999, where she focuses on software investments, with a specific interest in social commerce, vertical media, security and consumer internet/mobile applications. Ms. Ranzetta currently also serves as a board member of various software and technology companies that are portfolio companies of Accel Partners, as well as the National Venture Capital Association. Ms. Ranzetta holds a Sc.B. in engineering from Brown University and an M.B.A. from Stanford University.

The board of directors believes that Ms. Ranzetta possesses specific attributes that qualify her to serve as a director, including her substantial experience in the software and technology industry as an investment professional, an executive and a member of the boards of directors of other companies in such industries.

Shlomo Kramer is our co-founder and has served as chairman of the board of directors since our inception in April 2002 and as our President and Chief Executive Officer since May 2002. Mr. Kramer has also served as a member of the board of directors of our majority owned subsidiary, Incapsula, Inc., since 2009. Prior to founding Imperva, Mr. Kramer co-founded Check Point Software Technologies Ltd., an enterprise security software company, in 1993, where he held various executive roles through 1998 and served as a member of the board of directors through 2003. Mr. Kramer is also an active investor and current board member of a number of privately held companies in the security and enterprise software industries. Mr. Kramer holds a B.S. in mathematics and computer science from Tel Aviv University and an M.S. in computer science from Hebrew University of Jerusalem.

The board of directors believes that Mr. Kramer possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer, one of our founders and a large stockholder. The board of directors also believes that Mr. Kramer brings historical knowledge, operational expertise and continuity to the board of directors.

Albert A. Pimentel has served as a member of our board of directors since June 2010. Currently, Mr. Pimentel is Executive Vice President, Chief Sales and Marketing Officer for Seagate Technology PLC, one of the world’s largest manufacturers of storage devices. From March 2009 until April 2011, Mr. Pimentel served on Seagate Technology PLC’s board of directors. Mr. Pimentel has served as a member of the board of directors of Xilinx Corporation since August 2010. From May 2008 to August 2010, Mr. Pimentel also served as the Chief Operating Officer and Chief Financial Officer for McAfee, Inc., a leading company in the field of consumer and enterprise digital security products. From October 2004 to April 2008, Mr. Pimentel was the Executive Vice President and Chief Financial Officer for Glu Mobile, Inc., a global publisher of mobile games. From September 2003 to April 2004, Mr. Pimentel was the Executive Vice President and Chief Financial Officer of Zone Labs, Inc., a provider of end-point security software which was acquired by Check Point Software Technologies Ltd. in March 2004. From 2001 to 2003, Mr. Pimentel was a partner with Redpoint Ventures. Mr. Pimentel holds a B.S. in commerce from Santa Clara University.

The board of directors believes that Mr. Pimentel possesses specific attributes that qualify him to serve as a director, including his extensive industry experience and financial and operational expertise.

Frank Slootman has served as a member of our board of directors since August 2011. Mr. Slootman currently is, and has been since May 2011, the President and Chief Executive Officer of Service-Now.com,

a provider of a comprehensive suite of cloud-based services for enterprise IT management. Prior to Service-Now.com, from August 2009 to December 2010, Mr. Slootman was Executive Vice President for EMC Corporation. Before that, from July 2003 to July 2009, Mr. Slootman served as President and Chief Executive Officer of Data Domain, Inc., and as one of its directors from July 2003 to July 2009. Mr. Slootman holds undergraduate and graduate degrees in economics from Erasmus University in Holland.

The board of directors believes that Mr. Slootman possesses specific attributes that qualify him to serve as a director, including his specific professional experience with enterprise software technologies while at Service-Now.com, EMC Corporation and Data Domain, Inc.

David N. Strohm has served as a member of our board of directors since August 2011. Mr. Strohm has been affiliated with Greylock Partners since 1980, where he has served as a Partner since January 2001, and previously served as a General Partner from 1983 to 2001. Mr. Strohm currently also serves as a director of EMC Corporation, where he has served since 2003, VMware, Inc., where he has served since 2007, and several private companies. Mr. Strohm was previously a director of DoubleClick, Inc. from 1997 to 2005, Internet Security Systems, Inc. from 1996 to 2006, and SuccessFactors, Inc. from 2001 to November 2010. Mr. Strohm holds a B.A. from Dartmouth College and an M.B.A from Harvard Business School.

The board of directors believes that Mr. Strohm possesses specific attributes that qualify him to serve as a director, including his extensive experience as an investment professional in the industry and as a director of various companies, many of which are publicly traded.

Board Meetings, Committees and Corporate Governance

Our board of directors had 16 meetings during 2011 and held executive sessions of non-management and independent directors in three meetings. Since the completion of our initial public offering in November 2011, our independent directors generally hold an executive session in conjunction with each in-person board meeting. Our board of directors also acted by unanimous written consent on two occasions. During 2011, each incumbent director attended at least 75% of the aggregate number of (i) the meetings of the board of directors and (ii) the meetings of the committees on which he or she served (during the periods that he or she served).

Director Independence

Our board of directors has determined that all of our board members other than Messrs. Kramer and Boodaei are independent, as determined under the rules of the New York Stock Exchange. Mr. Kramer is our Chief Executive Officer, and Mr. Boodaei serves as Chief Executive Officer of Trusteer, on whose board Mr. Kramer serves.

Board Leadership

Our board of directors highly values an independent board of directors. Currently, 75% of the members of our board of directors are independent, as well as all members of the audit committee, the compensation committee and the nomination and corporate governance committee. Our board of directors retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or an independent director, should serve as Chairman. This flexibility permits our board of directors to organize its functions and conduct its business in a manner it deems most effective in then-prevailing circumstances.

The board currently combines the role of Chairman and Chief Executive. The board believes that Mr. Kramer, as co-founder and Chief Executive Officer since our inception, is best situated to serve as Chairman because he is the director most familiar with our industry and operations, and opportunities and challenges facing our business on a regular and company-wide basis and is therefore best able to identify the strategic priorities to be discussed by the board of directors. The board believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the board and fosters strategic development and execution. While the board has not appointed a lead independent director, the board maintains effective independent oversight through a number of governance practices, including our strong committee system, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

In addition, the board has established the following procedures for selecting the presiding director during the executive sessions of the board. The presiding director will be (i) the chairman of the board, if that person is a non-management director, (ii) the lead independent director, if any, or (iii) such other independent director as is selected by a majority of the non-management independent directors or, if none is selected, the chair of the Nominating and Corporate Governance Committee.

Role of the Board in Risk Oversight

The board of directors is actively involved the oversight of our risk management process. The board does not have a standing risk management committee, but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and corporate governance committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our board is responsible for monitoring and assessing strategic risk exposure, with assistance from time to time by our new technology strategy committee, and other risks not covered by our committees.

The full board, or the appropriate committee, receives reports on risks facing Imperva from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows the independent directors on our committees to exercise oversight over management.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the Investors section of our website, which is located at http://www.imperva.com/company/investors_corporate-governance.html, by clicking on “Corporate Governance Guidelines,” under “Corporate Governance.” The corporate governance guidelines are reviewed at least annually by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our board of directors. The composition and functioning of our board of directors and all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the New York Stock Exchange and SEC rules and regulations. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board.

Audit Committee

Our audit committee is comprised of Mr. Pimentel, who is the chair of the committee, and Messrs. Krausz and Strohm. The composition of our audit committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our audit committee includes a financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our board of directors has adopted, a charter for our audit committee. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	approving or, as permitted, pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;
•	establishing policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns; and
•	consider the adequacy of our internal accounting controls and audit procedures.

The audit committee met five times during 2011, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. The audit committee operates pursuant to the audit committee charter, which has been posted on our website at http://www.imperva.com/company/investors_corporate-governance.html.

Compensation Committee

Our compensation committee is comprised of Mr. Slootman, who is the chair of the committee, and Mr. Chandna and Ms. Ranzetta. The composition of our compensation committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations and the Internal Revenue Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee recommended, and our board of directors has adopted, a charter for our compensation committee. Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our executive officers;
•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;
•	overseeing and administering our incentive-based compensation and equity plans;
•	reviewing and making recommendations to the board with respect to director compensation
•	reviewing with management our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures; and
•	reviewing general policies relating to compensation and benefits of our employees.

The compensation committee met two times during 2011. The compensation committee operates pursuant to the compensation committee charter. Under its charter, which has been posted on our website at http://www.imperva.com/company/investors_corporate-governance.html, the compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. In December 2011, our compensation committee again retained Compensia, a compensation consulting company, to help evaluate our compensation philosophy and provide guidance in administering our compensation program in connection with the completion of 2011 and the review of compensation for 2012. See “Compensation Discussion and Analysis” for additional discussion regarding the role of Compensia in executive compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ms. Ranzetta, who is the chair of the committee, and Mr. Krausz. The composition of our nominating and corporate governance committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Our nominating and corporate governance committee has recommended, and our board of directors has adopted, a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for selecting board and committee membership;
•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;
•	identifying individuals qualified to become board members;
•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines;
•	overseeing the evaluation of the board, its committees and management;
•	review related party transactions and proposed waivers of our code of conduct;
•	review and discuss public disclosures related to the board’s leadership structure and its role in risk oversight;
•	review developments in corporate governance practices; and
•	evaluate the adequacy of, and make recommendations with respect to, our corporate governance practices and reporting.

The nominating and corporate governance committee met two times during 2011. The nominating and corporate governance committee operates pursuant to the nominating and corporate governance committee charter, which has been posted on our website at http://www.imperva.com/company/investors_corporate-governance.html.

The nominating and corporate governance committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, Imperva, Inc., 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065. The recommendation must be submitted not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the board of directors are generally selected based on desired skills and experience in the context of the existing composition of the board and needs of the board and its committees at that time, including the requirements of applicable SEC and New York Stock Exchange rules. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the board and Imperva at that time. Although the nominating and corporate governance committee does not have a specific policy on diversity, in its consideration of the specific needs of the board and Imperva, the committee considers diverse backgrounds so that the board composition reflects a broad spectrum of experience and expertise. Final approval of nominees to be presented for election is determined by the full board.

The nominating and corporate governance committee recommended to the board that Messrs. Boodaei, Chandna and Krausz be nominated to serve as Class I directors.

Compensation Committee Interlocks and Insider Participation

During 2011, our compensation committee consisted of Messrs. Slootman and Chandna and Ms. Ranzetta. None of them has at any time in the last year or previously been one of our officers or employees and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. Mr. Kramer, our President and Chief Executive Officer, serves as a member of the board of directors of Trusteer, Inc., and Mr. Boodaei, the Chief Executive Officer of Trusteer, Inc. serves on our board of directors. Except as disclosed in the preceding sentence, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2011.

Communications with Directors

Stockholders may communicate with the board by sending written correspondence to: Board of Directors, c/o Corporate Secretary, Imperva, Inc., 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065. Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for board consideration. In particular, the board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

Director Attendance of Annual Meetings

We encourage directors to attend our annual meetings of stockholders but do not require attendance. We did not have an annual meeting of stockholders in 2011.

Director Compensation

The compensation committee evaluates the appropriate level and form of compensation for non-employee directors and recommends changes to the board when appropriate. The board has adopted the following policies with respect to the compensation of non-employee directors:

On September 9, 2011, our board of directors approved a formal compensation program for our non-employee directors effective upon completion of our initial public offering on November 15, 2011. Pursuant to this program, each non-employee director receives a $30,000 annual retainer as consideration for services on our board of directors. The non-employee chairman of the board of directors, if any, receives an additional $20,000 annual retainer. The chair of the audit committee receives an additional $14,000 annual retainer and the other members of the audit committee each receives an additional $7,000 annual retainer. The chair of the compensation committee receives an additional $8,000 annual retainer and the other members of the compensation committee each receives an additional $4,000 annual retainer. The chair of the nominating and corporate governance committee receives an additional $5,000 annual retainer and the other members of the nominating and corporate governance committee each receives an additional $2,500 annual retainer. All cash compensation to directors is paid in quarterly installments upon continuing service.

In addition, under the director compensation program, each non-employee director is eligible to receive an annual stock option grant (on or around the date of our annual stockholders’ meeting) with a Black-Scholes value of $100,000 based on the date of grant, which option shall vest after one year. In addition, each new non-employee director receives a stock option grant when such director initially joins our board of directors with a Black-Scholes value of $200,000 based on the date of grant, which option shall vest over three years in equal annual installments.

Prior to the initial public offering and in connection with their agreement to serve on our board of directors, we entered into board of directors offer letters with Messrs. Strohm and Slootman. On July 14,

2011, we entered into a board of directors offer letter with Mr. Strohm, a member of our board of directors. On August 25, 2011, pursuant to the offer letter, the board of directors granted Mr. Strohm a restricted stock award to purchase 50,000 shares of common stock under the 2003 Stock Plan at a purchase price of $10.70 per share, which reflects the fair value of our common stock as determined by the board of directors on the date of grant. Mr. Strohm purchased such shares on August 31, 2011. We shall have a right of repurchase with respect to such shares, with such right lapsing as to 25% of such shares after 12 months of continuous service on the board beginning on August 25, 2011, with the remaining 75% lapsing in equal monthly installments over the next three years if Mr. Strohm continues to serve on the board. In addition, if we are subject to a change of control, our right of repurchase on 100% of the shares still subject to repurchase shall immediately lapse. Further, on October 27, 2011, pursuant to his offer letter, the board of directors granted Mr. Strohm a restricted stock award to purchase 25,000 shares of common stock under the 2011 Stock Option and Incentive Plan, effective on the effectiveness of our registration statement relating to our initial public offering on November 8, 2011, at a purchase price of $18.00 per share, which reflects the fair value of our common stock as determined by the board of directors on the date of grant. The shares subject to the stock award are fully vested. Mr. Strohm purchased such shares on November 8, 2011.

On July 20, 2011, we entered into a board of directors offer letter with Mr. Slootman, a member of our board of directors. On August 25, 2011, pursuant to the offer letter, the board of directors granted Mr. Slootman 40,000 shares of common stock under the 2003 Plan at a purchase price of $10.70 per share, which reflects the fair value of our common stock as determined by the board of directors on the date of grant. Mr. Slootman purchased such shares on September 2, 2011. We shall have a right of repurchase with respect to such shares, with such right lapsing as to 25% of such shares after 12 months of continuous service on the board beginning on August 25, 2011, with the remaining 75% lapsing in equal monthly installments over the next three years if Mr. Slootman continues to serve on the board. In addition, if we are subject to a change of control, our right of repurchase on 100% of the shares still subject to repurchase shall immediately lapse. Further, on October 27, 2011, pursuant to his offer letter, the board of directors granted Mr. Slootman a restricted stock award to purchase 25,000 shares of common stock under the 2011 Stock Option and Incentive Plan, effective on the effectiveness of our registration statement relating to our initial public offering on November 8, 2011, at a purchase price of $18.00 per share, which reflects the fair value of our common stock as determined by the board of directors on the date of grant. The shares subject to the stock award are fully vested. The stock award lapsed thirty days following the effective date of grant without being exercised by Mr. Slootman.

Director Compensation Table

The following table provides information for our year ended December 31, 2011 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director in 2011. Other than as set forth in the table and the narrative that follows it, in 2011 we did not pay any fees to or reimburse any expenses of our non-employee directors, made any equity or non-equity awards to non-employee directors or paid any other compensation to non-employee directors. All compensation that we paid to Mr. Kramer, our only employee director, is set forth in the tables summarizing executive officer compensation below. No compensation was paid to Mr. Kramer in his capacity as a director.

Name	Fees Earned or Paid in Cash(1)	Equity Awards(2), (3)	Total
Michael Boodaei	$4,402	—	$4,402
Asheem Chandna	$4,989	—	$4,989
Steven Krausz	$5,796	—	$5,796
Albert A. Pimentel	$6,457	—	$6,457
Theresia Gouw Ranzetta.	$5,723	—	$5,723
Frank Slootman	$5,576	$268,085	$273,661
David N. Strohm	$5,429	$326,943	$332,372

(1)	These amounts reflect quarterly retainer fees in 2011 for board and committee service, pro-rated for the period from the completion of our initial public offering to December 31, 2011.

(2)	Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, (formerly SFAS 123R), or ASC 718, for awards granted during 2010. See Note 13 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for 2011 for a discussion of all assumptions made in determining the grant date fair values.
(3)	In August 2011, in connection with the appointment of Messrs. Slootman and Strohm to our board of directors, we granted each of Messrs. Strohm and Slootman a restricted stock award to purchase 50,000 shares and 40,000 shares, respectively of our common stock at a purchase price of $10.70 per share. The fair value of each such restricted stock award was $5.89 per share. Each of these awards is subject to a right of repurchase, with such right lapsing: (i) as to 25% of such shares after 12 months of continuous service on the board beginning on August 25, 2011, with the remaining 75% lapsing in equal monthly installments over the next three years of continuous board service; and (ii) upon the closing of a change of control transaction. We also awarded each of Messrs. Strohm and Slootman a restricted stock award to purchase 25,000 shares of our common stock at a purchase price of $18.00 per share consistent with the offer letter between each of Messrs. Strohm and Slootman and the company. The fair value of each such award was $1.31 per share. Each of these awards is fully vested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2011.

Executive Officers

Our executive officers as of April 1, 2012, and their positions, and their respective ages on that date, are:

Name	Age	Position
Shlomo Kramer	46	President, Chief Executive Officer and Director
Terrence J. Schmid	48	Chief Financial Officer and Treasurer
Amichai Shulman	42	Chief Technology Officer
Jason Forget	38	Vice President, Business Operations
Prashant K. Karnik	56	Vice President, Worldwide Client Services
Mark E. Kraynak	38	Vice President, Worldwide Marketing
Trâm T. Phi	41	Vice President and General Counsel
Ralph Pisani	41	Vice President, Worldwide Sales
Yaniv Shaya	41	Vice President, Engineering

Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “Executive Compensation — Employment, Severance and Change of Control Arrangements.” Biographical information for Mr. Kramer is provided above. See “— Information Regarding Our Nominees and Directors.”

Terrence J. Schmid has served as our Chief Financial Officer and Treasurer since November 2010. Prior to that, from April 2009 to November 2010, Mr. Schmid was the Chief Financial Officer for Coremetrics, Inc. (acquired by IBM), a provider of marketing optimization software. From November 2006 to April 2009, Mr. Schmid was the Executive Vice President and Chief Financial Officer for Enterasys Networks, Inc., a provider of wired and wireless infrastructure and security solutions. Mr. Schmid holds a B.A. in economics from the University of San Francisco and an M.B.A. from Duke University.

Amichai Shulman is our co-founder and has served as the Chief Technology Officer of Imperva Ltd., our Israeli subsidiary, since May 2002. Mr. Shulman has also served as our Secretary from May 2002 to October 2010. Prior to founding Imperva, from 2000 to 2002, Mr. Shulman was a founder and Chief Technology Officer of eDvice Security Services Ltd., an application and database security consulting group.

Mr. Shulman holds a B.Sc. and an M.S. in computer science from Technion, Israel Institute of Technology where he currently serves as an adjunct faculty member in the Computer Science department.

Jason Forget has served as our Vice President, Business Operations since July 2010. Prior to that, he served as our Vice President, Field Operations from January 2010 to July 2010; our Vice President, Corporate Sales from January 2009 to January 2010; our Senior Director, Sales Operations from January 2008 to January 2009 and our Director, Sales Operations from May 2006 to January 2008. Mr. Forget holds a B.S. in finance and marketing from Northeastern University and an M.B.A. from Bentley College.

Prashant K. Karnik has served as our Vice President, Worldwide Client Services since February 2011. Prior to that, from June 2010 to February 2011, Mr. Karnik was an independent management consultant for InfoGain Corporation, where he advised the chief executive officer and the executive team in matters of global strategy and solutions in cloud computing and mobility. From August 2006 through May 2010, Mr. Karnik served as Senior Vice President and General Manager for Chordiant, Inc. (acquired by Pegasystems Inc.), a global customer relationship management solution provider. From June 2005 to August 2006, Mr. Karnik was Senior Vice President, Worldwide Professional Services and Offshore Operations at Dorado, Inc., a solution provider for the mortgage industry. Mr. Karnik holds a B.S. in mechanical engineering from National Institute of Technology, India, an M.S. in industrial engineering and operations research from Rutgers University and an M.B.A. from Southern New Hampshire University.

Mark E. Kraynak has served as our Vice President, Worldwide Marketing since December 2008. Prior to that, he served as our Senior Director, Strategic Marketing from July 2007 to December 2008; Director, Product Marketing from September 2004 to July 2007 and Senior Product Marketing Manager from June 2004 to September 2004. Mr. Kraynak has also served as a director of our subsidiary, Incapsula, Inc., since November 2009. Mr. Kraynak holds a B.Sc. in electrical engineering and a B.A. in English from Duke University and an M.F.A. in Literature from American University.

Trâm T. Phi has served as our Vice President, General Counsel and Corporate Secretary since August 2011. Ms. Phi served as Vice President, General Counsel and Secretary of ArcSight, Inc., a provider of enterprise threat and risk management solutions, from January 2006 to August 2011. From September 2002 to May 2005, Ms. Phi served in various positions at InVision Technologies, Inc., a manufacturer of explosives detection systems, most recently as Senior Vice President and General Counsel, including following the acquisition of InVision by General Electric Company in December 2004. Ms. Phi holds a B.A. in political science from San Jose State University and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall).

Ralph Pisani has served as our Vice President, Worldwide Sales since July 2010. Prior to that, he served as our Vice President, Americas Sales from January 2009 to July 2010 and as our Vice President, North American East Sales from February 2008 to January 2009. From August 2006 to February 2008, Mr. Pisani was the Vice President, OEM Sales for Secure Computing Corporation (acquired by McAfee, Inc.), a provider of computer security appliances. From December 2003 to August 2006, Mr. Pisani served as the Vice President of Channel and Business Development and then as Vice President of Sales, East Region for CipherTrust, Inc., an email security company (acquired by Secure Computing Corporation). Mr. Pisani holds a B.A. in business from Bentley College.

Yaniv Shaya has served as the Vice President, Engineering of Imperva, Ltd., our Israeli subsidiary, since August 2009. Prior to that, from April 2005 to August 2009, Mr. Shaya was a Director of Research and Development for Mercury Interactive Corp. (acquired by Hewlett-Packard Company), an IT management software and services company. Mr. Shaya holds a B.Sc. in electrical engineering from Technion, Israel Institute of Technology and an M.B.A. from Tel Aviv University.

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE
OFFICER COMPENSATION

(Item No. 2 on the Proxy Card)

In accordance with recent legislation and related SEC regulations, we are providing stockholders with a non-binding advisory vote to approve compensation programs for our named executive officers, also known as “say on pay.”

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy, and the Executive Compensation section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As described in the section of this proxy statement entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to recruit, retain and motivate talented individuals with the experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding achievement of selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” (beginning on page 22) and related compensation tables for detailed information about our executive compensation programs, including information about the 2011 compensation of our executive officers.

As an advisory vote, this proposal is not binding. However, the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when considering future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
FOLLOWING RESOLUTION:

“RESOLVED, that Imperva, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Imperva, Inc.’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

(Item No. 3 on the Proxy Card)

In addition to providing stockholders with the opportunity to cast an advisory vote to approve named executive officer compensation, in accordance with recent legislation and related SEC regulations, we are proposing a non-binding advisory vote on whether the advisory vote on named executive officer compensation should be held every one, two or three years, also known as “say-on-pay” frequency.

The board believes that a frequency of three years for the advisory vote on named executive officer compensation is the optimal interval for conducting and responding to a “say-on-pay” vote.

Because of its emphasis on equity compensation, our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant equity awards with multi-year vesting periods to encourage our named executive officers to focus on long-term performance, and we accordingly recommend a triennial vote to allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance. In addition, a triennial vote will provide stockholders additional time to evaluate the effectiveness of our executive compensation policies and decisions and the related business outcome from a pay-for-performance perspective.

A triennial vote will provide us with the time to thoughtfully respond to stockholders’ sentiments and to implement changes. We carefully consider changes to our program to maintain the effectiveness and consistency of the program, which is important in motivating and retaining our employees.

Although this advisory vote on the frequency of the “say-on-pay” vote is nonbinding, the board and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on named executive officer compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF THREE YEARS FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

APPROVAL OF THE SECTION 162(M) LIMITS OF
THE 2011 STOCK OPTION AND INCENTIVE PLAN

(Item No. 4 on the Proxy Card)

General

Our 2011 Stock Option and Incentive Plan, or the 2011 Plan, was adopted by our board of directors and stockholders and became effective in November 2011 in connection with our initial public offering. The 2011 Plan provides for: (i) the granting to our employees (including officers and employee directors), or employees of a parent or subsidiary of ours, of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or IRC; and (ii) the granting to employees, officers, employee and non-employee directors, consultants and advisors of nonqualified stock options, or NQSOs, shares of restricted stock, restricted stock units and stock appreciation rights.

We believe that our future success and our ability to remain competitive are dependent on our continuing efforts to recruit, retain and motivate highly skilled management, sales, marketing and engineering personnel. Competition for these people in our industry is intense. Traditionally, a cornerstone of our method for attracting and retaining top caliber employees has been our equity-based compensation programs, including the grant of stock options and other equity awards under the 2011 Plan. Allowing employees to participate in owning shares of our common stock helps align the objectives of our stockholders and employees and is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success.

Overview of the 2011 Stock Option and Incentive Plan

On September 9, 2011, the board of directors, upon the recommendation of the compensation committee, adopted the 2011 Plan, which was subsequently approved by our stockholders. The 2011 Plan provides flexibility to the compensation committee to use various equity-based incentive awards as compensation tools to motivate our workforce.

We initially reserved 1,000,000 shares of our common stock for the issuance of awards under the 2011 Plan. In addition, any reserved but unissued shares under the 2003 Stock Plan will be added to the number of shares reserved for issuance under the 2011 Plan. The 2011 Plan also provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning in 2012 and ending in 2015, by the lesser of 4% of the outstanding number of shares of common stock on the immediately preceding December 31 or such number of shares as determined by the board of directors. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under the 2011 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by the company prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2011 Plan or 2003 Stock Plan are added back to the shares of common stock available for issuance under the 2011 Plan.

The 2011 Plan is administered by the board of directors or the compensation committee (the “Administrator”). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2011 Plan. Persons eligible to participate in the 2011 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) of the Company and its subsidiaries as selected from time to time by the Administrator in its discretion.

The 2011 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and (2) non-qualified stock options. The exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised.

The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant.

The Administrator may award restricted shares of common stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. The Administrator may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the company through a specified vesting period.

The Administrator may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of certain performance goals and such other conditions as the Administrator shall determine.

The Administrator may grant equity-based bonuses under the 2011 Plan to participants. These bonuses may be payable in shares or cash and may be subject to the achievement of certain performance goals.

The 2011 Plan provides that, if we have a change in control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. Outstanding awards that are not assumed or substituted will expire upon the closing of a change in control transaction. In the discretion of the Administrator, the vesting of these awards may be accelerated in connection with these types of transactions.

The 2011 Plan includes limitations intended to comply with Section 162(m) of the Code. For example, no participant in the 2011 Plan may be granted more than 500,000 shares in any calendar year, except that newly hired employees may be granted up to 1,000,000 shares in their year of hire.

No other awards may be granted under the 2011 Plan after the date that is ten years from the date of stockholder approval. No awards under the 2011 Plan have been made prior to the date hereof.

Awards Granted in 2011 and 2012 (through April 1, 2012) under the 2011 Plan

We cannot currently determine the benefits or number of shares subject to awards that may be granted in 2012 to participants under the 2011 Plan; therefore, the following table sets forth information with respect to equity awards made in 2011 and 2012 (through April 1, 2012) under the 2011 Plan to each of the named executive officers identified in the “Executive Compensation — Summary Compensation Table” contained in this proxy statement, our non-employee directors, and the various other indicated groups.

	Year	Stock Options		Restricted Stock Awards		Restricted Stock Units
Name		Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Purchase Price Per Share	Number of Shares	Weighted Average Value at Grant Per Share(1)
Shlomo Kramer, President and Chief Executive Officer	2011	—	—	—	—	—	—
	2012	—	—	—	—	—	—
Terrence J. Schmid, Chief Financial Officer and Treasurer	2011	—	—	—	—	—	—
	2012	—	—	—	—	—	—
Trâm T. Phi, Vice President and General Counsel	2011	—	—	—	—	—	—
	2012	—	—	—	—	—	—
Prashant K. Karnik, Vice President, Worldwide Client Operations	2011	—	—	—	—	—	—
	2012	—	—	—	—	—	—
Ralph Pisani, Vice President, Worldwide Sales	2011	—	—	—	—	—	—
	2012	—	—	—	—	—	—
All executive officers as a group	2011	—	—	—	—	—	—
	2012	48,750	$32.79	—	—	48,750	$32.79
All non-employee directors as a group	2011	—	—	50,000	$18.00	—	—
	2012	—	—	—	—	—	—
All employees, other than executive officers, as a group	2011	86,050	$25.64	—	—	—	—
	2012	275,464	$33.73	—	—	82,416	$33.43

(1)	Based on the closing price of our common stock on the date of grant.

Proposal

In February 2012, our board of directors directed us to submit the material terms of the 2011 Plan to our stockholders for approval of the share grant limitations for purposes of Section 162(m) of the Internal Revenue Code, including the existing performance provisions.

We are asking our stockholders to approve the material terms of the 2011 Plan to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m). We are asking the stockholders for this approval so that we may deduct for federal income tax purposes gains attributable to the exercise of options and the vesting of stock which when added to the compensation payable by us to certain executive officers in any single year exceeds $1.0 million. Compensation includes cash compensation, ordinary income arising from the exercise of NQSOs, restricted stock awards, restricted stock units and stock appreciation rights, and ordinary income arising from disqualifying dispositions of ISOs.

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to certain executive officers to the extent that any of these persons receive more than $1.0 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes even if it exceeds $1.0 million in a single year. Options, restricted stock units and stock appreciation rights granted under the 2011 Plan permit our board of directors and compensation committee to design such awards to qualify as “performance-based” compensation within the meaning of Section 162(m). For these equity awards to continue to qualify as “performance-based” compensation under Section 162(m), our stockholders must approve the material terms of the 2011 Stock Option and Incentive Plan at the annual meeting. Gains from restricted stock awards generally will not be deductible.

We believe that we must retain the flexibility to respond to changes in the market for top executive officers and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation in excess of $1.0 million to executive officers, our board of directors believes it would be in our best interests and those of our stockholders to be able to deduct such compensation for federal income tax purposes.

In order to comply with the stockholder approval requirements of Section 162(m), if stockholder approval of this proposal is not obtained, we will decrease the maximum number of shares subject to equity awards under the 2011 Stock Option and Incentive Plan that our Chief Executive Officer and our other named executive officers who are “covered employees” as defined in Section 162(m), or their successors, are eligible to receive from 500,000 shares to 400,000 shares or, for new employees who are our Chief Executive Officer or our other named executive officers who are “covered employees,” from 1,000,000 shares to 800,000 shares, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL OF THE
SECTION 162(M) LIMITS OF OUR 2011 STOCK OPTION AND INCENTIVE PLAN.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•	Shlomo Kramer, our President and Chief Executive Officer;
•	Terrence J. Schmid, our Chief Financial Officer and Treasurer;
•	Trâm T. Phi, our Vice President and General Counsel;
•	Prashant K. Karnik, our Vice President, Worldwide Client Operations; and
•	Ralph Pisani, our Vice President, Worldwide Sales.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “named executive officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why our board of directors arrived at the specific compensation policies and decisions involving our executive officers during 2011.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To succeed in this environment, we must continuously develop and refine new and existing products and services, devise new business models and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need to attract a highly talented and seasoned team of technical, sales, marketing, operations and other business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers compensation and benefits packages that are focused on long-term value creation and rewarding them for achieving our financial and strategic objectives.

In prior years, we have oriented our executive compensation program to:

•	provide total compensation opportunities that enable us to recruit, retain and motivate executive officers with the experience and skills to manage the growth of our company and lead us to the next stage of development;
•	establish a clear alignment between the interests of our executive officers and the interests of our stockholders;
•	reinforce a culture of ownership, excellence and responsiveness; and
•	offer total compensation that we believe to be competitive and fair based on our understanding of the markets in which we compete for talent.

As we have grown and transitioned to public company status, we have refined our executive compensation philosophy and objectives and now observe the following additional principles in formulating our compensation policies and making compensation decisions:

•	use short-term and long-term incentives to create a direct and meaningful link between corporate business results, individual performance and rewards;
•	provide for significant differentiation in compensation opportunities for performance that is below, at and above target levels;
•	ensure that employees have the opportunity to share in the success we create;
•	provide equity awards that reflect potential contributions as measured by position and expertise;
•	ensure that compensation plans and arrangements are simple to communicate and understand; and
•	ensure that compensation plans and arrangements are flexible to allow for adjustments for changing economic circumstances and affordability considerations.

Compensation Program Design

To date, the compensation of our executive officers, including the named executive officers, has typically consisted of base salary, a cash bonus opportunity and equity compensation in the form of stock options or restricted stock awards. In addition, executive officers resident in Israel also receive the customary benefits payable to Israeli executives, including managers’ insurance, an advanced study fund, vacation and sick leave, recreation pay and use of an automobile. Of these components, only base salary is fixed. The other components generally are variable based on the performance of both the company and the individual executive officer, measured against specific objectives that are determined in advance. The benefits payable to our Israeli executive officers generally are set according to local custom.

The key component of our executive compensation program has been equity awards in the form of restricted stock awards, in the case of Mr. Kramer, and stock options, in case of our other named executive officers, to purchase shares of our common stock. Influenced by the philosophy of Mr. Kramer with respect to his own compensation, when we were a privately-held company prior to the completion of our initial public offering in November 2011, we emphasized the use of equity to incent our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. Accordingly, we have historically de-emphasized the cash components of executive officer compensation, which practices have carried over following our initial public offering. In prior years, we have used restricted stock awards and stock options as our primary equity award vehicle. Going forward, we may use restricted stock awards, stock options, restricted stock units and other types of equity-based awards, as we deem appropriate, to offer our employees, including our executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders. We may also use cash compensation in the form of cash salary and cash bonuses to compete for and retain employee talent, including our executive officers, which may increase as we mature as a public company. Typically, the determination of bonus payouts has been made by the board of directors (in the case of Mr. Kramer) or by Mr. Kramer (in the case of our other executive officers) on a discretionary basis based on an evaluation of our financial and operational results as well as each executive officer’s performance against his individual performance objectives.

When determining our compensation policies and practices, the board of directors considers various matters relative to the development of a compensation program that it believes is reasonable and prudent, including whether the policies and practices are reasonably likely to have a material adverse effect on the company. We believe that the mix and design of our executive compensation policies and practices do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on the company for the following reasons: we offer an appropriate balance of short-term and long-term incentives and fixed and variable amounts, our variable compensation is based on a balanced mix of criteria, and the board of directors has the authority to adjust variable compensation as appropriate.

Compensation-Setting Process

Role of the Board and Compensation Committee

The initial compensation arrangements with our executive officers, including the named executive officers, have been determined in negotiations with each individual executive when he or she joined the company. Typically, the board of directors, with respect to Mr. Kramer, and Mr. Kramer, with respect to our other named executive officers, have been responsible for negotiating these arrangements.

Following the completion of these arrangements, the board of directors has been responsible for overseeing, determining and approving the compensation of Mr. Kramer, and Mr. Kramer has been responsible for determining the compensation of our other executive officers. Following our initial public offering, the compensation committee of the board of directors has been responsible for overseeing our executive compensation program and approving changes to or awards of compensation for Mr. Kramer and our other executive officers.

Typically, in the first quarter of each year, the compensation committee reviews the compensation of Mr. Kramer and our other executive officers. At that time, the compensation committee, taking input from the other members of the board of directors, would also evaluate the performance of the company and Mr. Kramer’s contribution thereto to determine whether to pay him a cash bonus for the previous year and, if so, the amount of any such bonus. Similarly, the compensation committee, taking input from Mr. Kramer and the other members of the board of directors, would determine payment of cash bonuses for our other executive officers.

The compensation committee plans to continue to review our executive compensation program on an annual basis, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes.

Role of Senior Management

Historically, Mr. Kramer has been responsible for determining the compensation of our other executive officers, including the other named executive officers. Mr. Kramer typically sought the input of the board of directors when discussing the performance of and compensation for our other executive officers. In this regard, Mr. Kramer has reviewed the performance of the other executive officers, including the other named executive officers, quarterly and was able to consult with the board of directors on his conclusions and recommendations as to their compensation, including base salary adjustments, cash bonus payouts and stock option awards. Following our initial public offering, Mr. Kramer continues to periodically review the performance of our other executive officers, and provide input to the compensation committee regarding their compensation.

The board of directors and Mr. Kramer have also coordinated with Mr. Schmid and the legal and human resources departments in evaluating the financial, accounting, tax and retention implications of our executive compensation plans and arrangements.

Role of Compensation Consultant

In July 2010, we engaged Compensia, Inc., a national compensation consulting firm, to review the compensation arrangements of our executive officers and to evaluate our equity award grant practices. Subsequently, Compensia’s engagement was expanded to include a general review of non-executive employee compensation.

The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In March 2011, Compensia was engaged by the compensation committee to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Compensia serves at the discretion of the compensation committee.

The compensation committee directed Compensia to review the process and data that the board of directors and Mr. Kramer have previously used for purposes of making executive officer and director compensation comparisons and develop a groups of peer companies to help it determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of more formally ensuring that, following our initial public offering, the compensation we offer to our executive officers is competitive and fair.

In the future, we expect that the compensation committee, as part of its annual review of our executive officers’ compensation, will continue to instruct its executive compensation advisor to analyze our executive compensation program to ensure that it remains properly aligned with our ongoing business strategy and that the pay mix and levels are competitive with current market practices.

Executive Compensation Program Elements

The following describes each element of our executive compensation program the rationale for each, and how compensation amounts and awards are determined.

Base Salary

To obtain the skills and experience that we believed were necessary to lead our growth, most of our executive officers, including the named executive officers, have been either founders of the company or hired from larger organizations. Generally, their initial base salaries were established through arm’s-length negotiation at the time the individual executive officer was hired, taking into account our compensation philosophy and their qualifications, experience and prior salary level.

Following the determination of these initial amounts, the board of directors or the compensation committee, in the case of Mr. Kramer, and Mr. Kramer, in the case of our other executive officers, have conducted an annual review of each executive officer’s base salary, and made adjustments as it or he determined to be reasonable and necessary to reflect the scope of the applicable executive officer’s individual contributions and responsibilities, position in the case of a promotion and market conditions.

In connection with his relocation from Massachusetts to our headquarters in Redwood Shores, California in August 2011, Mr. Pisani’s base salary was increased from $175,000 to $200,000. No other adjustments were made to the 2011 base salaries of our named executive officers.

The base salaries paid to the named executive officers during 2011 are set forth in the Summary Compensation Table below.

Cash Bonuses

We use cash bonuses to motivate our executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. The initial cash bonus opportunities for our executive officers, including the named executive officers, were established through arm’s-length negotiation at the time each individual executive officer was hired, taking into account his qualifications, experience and prior compensation level. In subsequent years, the cash bonus opportunities of our executive officers have been determined at the beginning of each year by the board of directors or Mr. Kramer, as applicable, taking into account each executive officer’s current position, expected contributions for the current year, internal equity and market conditions. Such determination also took into consideration past performance, including the actual performance with respect to an executive officer’s achievement of any performance targets to the extent applicable, as described below.

In 2011, the cash bonus opportunities for the named executive officers were as follows:

Shlomo Kramer

Mr. Kramer’s annual cash bonus opportunity was established by the board of directors in connection with the negotiation and execution of his employment transition letter dated September 29, 2010 (which is described in more detail below). His target cash bonus opportunity for 2011 was set at $250,000 and was payable in the sole discretion of the board of directors based on its evaluation of our overall financial and operational performance for the year.

Terrence J. Schmid

Mr. Schmid’s cash bonus opportunity was established in connection with the negotiation and execution of his employment offer letter dated August 16, 2010 (which is described in more detail below). Accordingly, his target cash bonus opportunity for 2011 was set at $62,500, payable on a quarterly basis. One-half of the target cash bonus was based on our non-GAAP net income and one-half was based on customer bookings, in each case as reflected in our annual operating plan. To the extent that we achieved our target non-GAAP net income and customer bookings targets in each quarter, he would receive his target bonus. If either the target non-GAAP net income or customer bookings targets were not met, the applicable portion of his target bonus opportunity would be pro-rated for the percentage achievement with respect to that performance measure. The non-GAAP net income target and the customer bookings target for each quarter were set at levels that were determined to be challenging to achieve. For these purposes, “non-GAAP net income” was to be calculated as GAAP net income for the quarter after reduction for the stock-compensation expense recorded for such quarter, and “customer bookings” meant customer purchase orders that were accepted by the company after the satisfaction of all related contingencies.

Trâm T. Phi

Ms. Phi’s cash bonus opportunity was established in connection with the negotiation and execution of her employment offer letter dated June 10, 2011 (which is described in more detail below). Accordingly, her target cash bonus opportunity for 2011 was set at $115,000, payable on a quarterly basis on a prorated basis and, pursuant to the terms of her employee offer letter, her cash bonus for 2011 was guaranteed.

Prashant K. Karnik

Mr. Karnik’s cash bonus opportunity was established in connection with the negotiation and execution of his employment offer letter dated February 8, 2011 (which is described in more detail below). Accordingly, his target cash bonus opportunity for 2011 was set at $70,000, payable on a quarterly basis on a prorated basis. 35% of the target cash bonus was based on our non-GAAP net income and 35% was based on customer bookings, in each case as reflected in our annual operating plan, and 30% was based on his management objectives. To the extent that we achieved our target non-GAAP net income and customer bookings targets in each quarter, and Mr. Karnik achieved 100% of his management objectives, he would receive his target bonus. If the target non-GAAP net income or customer bookings targets were not met or if Mr. Karnik did not achieve all of his management objectives, the applicable portion of his target bonus opportunity would be pro-rated for the percentage achievement with respect to that performance measure. The non-GAAP net income target, the customer bookings target and the management objectives for each quarter were set at levels that were determined to be challenging to achieve. For these purposes, “non-GAAP net income” was to be calculated as GAAP net income for the quarter after reduction for the stock-compensation expense recorded for such quarter, and “customer bookings” meant customer purchase orders that were accepted by the company after the satisfaction of all related contingencies.

Ralph Pisani

Mr. Pisani’s cash bonus opportunity was established by Mr. Kramer at the beginning of 2011 as part of the company’s sales commission plan and was set at $165,000. In connection with Mr. Pisani’s relocation from Massachusetts to our headquarters in Redwood Shores, California, his cash bonus opportunity was increased to $200,000. Under the sales commission plan, 75% of his cash bonus opportunity was based on customer bookings and 25% of his cash bonus opportunity was based on revenue. For achievement of up to 100% of target, Mr. Pisani would receive commissions of 0.15% of customer bookings, for achievement between 100% and 110% of target, Mr. Pisani would receive commissions of 0.22% of customer bookings and for achievement greater than 110%, Mr. Pisani would receive commissions of 0.30% of customer bookings. Mr. Pisani’s commission targets for 2011 were set at levels that were determined to be challenging to achieve.

2011 Bonus Decisions

The annual cash bonus for Mr. Kramer, as well as the quarterly cash bonus for the fourth quarter of 2011 for our other executive officers, other than Ms. Phi (whose bonus for 2011 was guaranteed pursuant to the terms of her offer letter), and Mr. Pisani (whose commissions were earned under his sales compensation plan as described above), was determined after the end of the year in the sole discretion of the compensation committee. In the case of the other executive officers, their quarterly cash bonuses for the first, second and third quarters were determined by Mr. Kramer after such quarter, based on the assessment of our financial and operational performance as set forth in our annual operating plan and, in the case of certain executive officers, the evaluation of such executive officer’s performance against his management objectives for the year.

In February 2012, with input from the other non-employee directors, the compensation committee evaluated our financial and operational performance for 2011 and the performance of Mr. Kramer for purposes of making bonus decisions. In the case of Mr. Kramer, the compensation committee determined that the bonus for him would be based on an equal weighting between our bookings for each quarter in 2011 against the 2011 quarterly bookings target and our non-GAAP net income for each quarter in 2011 against our 2011 quarterly non-GAAP net income target, in each case as provided in our 2011 annual operating plan. The compensation committee determined that we achieved 100%, 87%, 86% and 89% of our bookings target for the first, second, third and fourth quarters of 2011, respectively, and 20% of our non-GAAP net income target for the first quarter of 2011 and 0% of our non-GAAP net income target for the second, third and fourth quarters of 2011. Accordingly, the compensation committee approved an annual bonus of $137,107.

In addition, in February 2012, the compensation committee evaluated, with input from Mr. Kramer, the contribution of each of our executive officer’s contributions to our performance in order to determine the bonus payments for our other executive officers, including the other named executive officers other than Ms. Phi and Mr. Pisani. In the case of Mr. Schmid, as was the case for Mr. Kramer, his quarterly bonuses were based on an equal weighting between our quarterly bookings against the 2011 quarterly bookings target and our 2011quarterly non-GAAP net income against our non-GAAP net income target, in each case as provided in our 2011 annual operating plan. Based on this performance, the compensation committee or Mr. Kramer, applicable, approved quarterly cash bonuses in the aggregate amount of $20,938 for 2011. In the case of Ms. Phi, whose bonus for 2011 was guaranteed, the compensation committee or Mr. Kramer, as applicable, approved quarterly cash bonuses in the aggregate amount of $41,667 for 2011. In the case of Mr. Karnik, in addition to the same financial metrics upon which Messrs. Kramer and Schmid were evaluated, he also was evaluated on his performance against his management objectives for the year. Accordingly, the compensation committee or Mr. Kramer, as applicable, approved quarterly cash bonuses in the aggregate amount of $36,575 for 2011. In the case of Mr. Pisani, based on his actual performance under the commission plan, he earned aggregate cash commissions of $167,537.

The cash bonuses paid to the named executive officers for 2011 are set forth in the Summary Compensation Table below.

In November 2010, the board of directors approved the 2011 Executive Incentive Plan for our executive officers. This plan provides for an annual component pursuant to which payouts may be made if we exceed our internal targets for net income and bookings as reflected in our 2011 annual operating plan. No bonuses were payable to our executive officers with respect to the annual component under the 2011 Executive Incentive Plan.

Equity Compensation

We use equity awards to incent and reward our executives officers, including the named executive officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. Historically, the size and form of the initial equity awards for our executive officers have been established through arm’s-length negotiation at the time the individual executive officer was hired. In making these awards, the board of directors has considered, among other things, the prospective role and responsibility of the executive officer, the amount of equity-based compensation held by the executive officer at his former employer, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, the board of directors has periodically granted equity awards to our executive officers, including the named executive officers, to ensure that their overall equity position was consistent with our compensation objectives, including our objectives of aligning the interest of our executive officers and the interests of our stockholders and our objective of offering total compensation that we believe to be competitive and fair. The board of directors has not applied a rigid formula in determining the size of these stock option awards. In making these awards, the board of directors has exercised its judgment and discretion and considered, among other things, our financial and operational results, the role and responsibility of the executive officer, individual performance, his individual experience, skills, contributions and responsibilities, competitive factors, the amount of equity-based equity compensation already held by the executive officer, the cash compensation received by the executive officer and market conditions.

Historically, the board of directors has had responsibility for granting equity awards to our executive officers. Following our initial public offering, the compensation committee is responsible for granting equity awards to our executive officers.

In February 2011, in connection with the hiring of Mr. Karnik as our Vice President of Worldwide Client Services, the board of directors granted to Mr. Karnik a stock option to purchase 105,000 shares of our common stock, with the option scheduled to vest over four years.

In August 2011, the board of directors approved stock option grants to our employees, including certain of our executive officers, in recognition of our financial and operational results and each executive officer’s individual performance for the preceding 12 months. These options were granted following a determination of the fair market value of our common stock. In determining the amount of each executive officer’s stock option grant, the board of directors took into consideration the factors described above, as well as internal equity and current market practice. At that time, the board of directors granted Mr. Pisani stock options to purchase 30,000 shares of our common stock, with these options scheduled to vest over four years.

In August 2011, in connection with the hiring of Ms. Phi as our Vice President and General Counsel, the board of directors granted to Ms. Phi a stock option to purchase 105,000 shares of our common stock, with the option scheduled to vest over four years.

The equity awards granted to the named executive officers during 2011 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Employment Agreements

While we do not have employment agreements with any of our named executive officers, the initial terms and conditions of employment of each of the named executive officers are set forth in a written employment offer letter (or, in the case of Mr. Kramer, an employment transition letter).

In retaining our executive officers, we recognized that it would be necessary to recruit candidates from outside of Imperva with the requisite experience and skills to manage a dynamic, growing business. In addition, the board of directors recognized that a competitive compensation package would have to contain a financial inducement sufficient to motivate the candidate to accept an employment offer over any competing offers. Accordingly, the board of directors sought to develop compensation packages that were sufficient to attract qualified candidates who could fill our most critical positions. At the same time, the board of directors was sensitive to the need to integrate new executive officers into our executive compensation structure, balancing both competitive and internal equity considerations.

Mr. Kramer’s Transition Agreement

In August 2010, in connection with his transition of employment to the company from Imperva, Ltd., our operating subsidiary in Israel, we entered into an employment transition letter with Mr. Kramer setting forth the terms and conditions of his employment. These arrangements were reviewed and approved by the board of directors.

In effecting the transition of employment for Mr. Kramer, the board approved an initial base salary of $250,000 for Mr. Kramer, as well as an initial target cash bonus opportunity of $250,000. In addition, we agreed to pay certain relocation costs associated with Mr. Kramer’s relocation from Israel to the United States. Other than these terms, Mr. Kramer’s employment is “at will” and for no specific period of time.

Mr. Schmid’s Offer Letter

In November 2010, Mr. Schmid was named Chief Financial Officer and Treasurer. Mr. Schmid’s employment offer letter sets forth the principal terms and conditions of his employment, including an initial base salary of $250,000, an initial target cash bonus opportunity of $62,500 (payable quarterly), and an initial stock option award to purchase 210,000 shares of our common stock (subject to accelerated vesting as described below). Other than these terms, Mr. Schmid’s employment is “at will” and for no specific period of time.

Ms. Phi’s Offer Letter

In August 2011, Ms. Phi was named Vice President and General Counsel. Ms. Phi’s employment offer letter sets forth the principal terms and conditions of his employment, including an initial base salary of $240,000, an initial target cash bonus opportunity of $115,000 (payable quarterly and guaranteed with respect to bonuses for 2011), and an initial stock option award to purchase 105,000 shares of our common stock (subject to accelerated vesting as described below). Other than these terms, Ms. Phi’s employment is “at will” and for no specific period of time.

Mr. Karnik’s Offer Letter

In February 2011, Mr. Karnik was named Vice President of Worldwide Client Services. Mr. Karnik’s employment offer letter sets forth the principal terms and conditions of his employment, including an initial base salary of $250,000, an initial target cash bonus opportunity of $70,000 (payable quarterly), and an initial stock option award to purchase 105,000 shares of our common stock (subject to accelerated vesting as described below). Other than these terms, Mr. Karnik’s employment is “at will” and for no specific period of time.

Mr. Pisani’s Sales Compensation Plan

At the beginning of each year, we enter into a sales compensation plan with our sales personnel, including Mr. Pisani. The sales compensation plan for Mr. Pisani effective January 1, 2011 provided for an annual base salary of $175,000 and target commissions at $165,000. In connection with his relocation from Massachusetts to our headquarters in Redwood Shores, California in August 2011, we increased Mr. Pisani’s annual base salary to $200,000 and his target commission to $200,000. The material terms of Mr. Pisani’s sales compensation plan are described above in “— Executive Compensation Program Elements — Cash Bonuses — Ralph Pisani.” Other than these terms, Mr. Karnik’s employment is “at will” and for no specific period of time.

Change in Control Plan

The restricted stock awards granted to Mr. Kramer and the stock options granted to Mr. Schmid and Ms. Phi provide for single trigger accelerated vesting of specified portions of outstanding and unvested awards in the event of a change in control of the company, and provided for acceleration of the remaining outstanding and unvested portion in the event of their termination of employment under specified circumstances following a change in control of the company. In addition, the stock option granted to Mr. Karnik provided for acceleration of all outstanding and unvested portion of such option in the event of their termination of employment under specified circumstances following a change in control of the company. In connection with the executive compensation review process conducted at the beginning of 2012 by our compensation committee, our compensation committee adopted a Change in Control Plan that provides for severance and accelerated vesting of all outstanding and unvested awards in the event of their termination of employment under specified circumstances following a change in control in order to harmonize the change of control provisions across all executive officers and to eliminate all single trigger acceleration provisions.

Our compensation committee determined to provide these severance and change of control arrangements in order to mitigate some of the risk that exists for executives working in a small, dynamic company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. We also believe that entering into these arrangements will help these executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of the company.

For quantification of and additional information regarding the Change in Control Plan, please see the discussion under, see “— Potential Payments Upon Termination or Change in Control.”

Welfare and Other Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under this plan, employees may elect to defer a portion of their current compensation subject to certain statutory limits, and contribute to the plan. We currently do not match any contributions made by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our executive officers on the same general terms as to all of our full-time employees in the country in which they are resident.

We believe that our employee benefits programs are affordable and competitive in relation to the market based on our understanding of the markets in which we compete for talent. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

We do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his duties, to make our executive officers more efficient and effective, or for recruitment and retention purposes. During 2011, we provided Mr. Pisani with a $33,961 relocation allowance. In addition, executive officers resident in Israel received the customary benefits payable to Israeli executives, including managers’ insurance, contributions to an advanced study fund, vacation and sick leave, recreation pay and use of an automobile.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executive officers, including the named executive officers.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading and Hedging Policy

Currently, we have not implemented a policy regarding the trading of derivatives or the hedging of our equity securities by our employees, including the named executive officers, and directors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. On the other hand, annual cash bonuses will not be deductible unless paid on the basis of pre-established objective performance criteria, the satisfaction of which is certified after the end of the year and upon meeting certain other conditions.

As we are not currently publicly-traded, the board of directors has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. We expect that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). In the future, the Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 during 2010 and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 ASC requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. After the completion of this offering, the Committee may consider the impact of ASC Topic 718 in connection with making equity-based awards.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Disclosure and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of
the Board of Directors,

Frank Slootman
Asheem Chandna
Theresia Gouw Ranzetta

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose compensation was more than $100,000 during the year ended December 31, 2011 and 2010. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Compensation ($)(2)	All Other Compensation ($)		Total ($)
Shlomo Kramer(3) President and Chief Executive Officer	2011	$250,000	—	—	$137,107	$3,842	(4)	$390,949
	2010	$250,000	$1,643,845	—	$250,000	$62,351	(5)	$2,206,196
Terrence J. Schmid(6) Chief Financial Officer and Treasurer	2011	$250,000	—	—	$20,938	—		$270,938
	2010	$41,667	—	$377,076	$10,313	—		$429,056
Trâm Phi(7) Vice President and General Counsel	2011	$87,384	—	$776,664	$41,667	—		$905,715
Prashant K. Karnik(8) Vice President, Worldwide Client Services	2011	$209,295	—	$279,888	$36,575	—		$525,758
Ralph Pisani Vice President, Worldwide Sales	2011	$183,430	—	$221,676	$167,537	$74,447	(9)	$647,090
	2010	$157,500	—	$44,943	$142,106	—		$344,549

(1)	This column reflects the aggregate grant date fair value of equity awards granted in the periods presented and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. See Note 13 of “Notes to Consolidated Financial Statements” for a discussion of the assumptions made by us in determining the valuation of equity awards.
(2)	Represents cash incentive payments paid for performance in 2011.
(3)	$156,250 of Mr. Kramer’s base salary in 2010 was paid in Israeli shekels and converted to U.S. dollars for the purposes of this column, using the average exchange rate for 2010 of US$1.00 to NIS 3.733. Mr. Kramer purchased his stock awards at a price of $3.30 per share, the fair market value of our stock as determined by the board of directors on the grant date.
(4)	Represents taxable fringe benefits related to health insurance premiums.
(5)	The amounts shown are comprised of relocation benefits from Israel to the U.S. in the amount of $25,000 and benefits associated with employment in Israel: employer contributions to a pension fund and statutory severance payments in the amount of $20,829, tax reimbursement of such benefits in the amount of $2,797 and employer contributions to the education fund in the amount of $11,719. The amounts shown also include car-related expenses and payments associated with meals, telephone expenses and a holiday present. Other than the relocation benefits, the amount attributable to each such perquisite or benefit for Mr. Kramer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by him. With the exception of the $25,000 in relocation benefits, which were paid in U.S. dollars, such amounts were paid in Israeli shekels and converted to U.S. dollars for the purpose of this column, using the average exchange rate for 2010 of US$1.00 to NIS 3.733.
(6)	Mr. Schmid’s employment with Imperva commenced on November 1, 2010 at an annual base salary of $250,000.
(7)	Ms. Phi’s employment with Imperva commenced on August 22, 2011 at an annual base salary of $240,000.
(8)	Mr. Karnik’s employment with Imperva commenced on February 28, 2011 at an annual base salary of $250,000.
(9)	Includes $40,937 of relocation benefits for temporary housing, storage, trips associated with house finding and a review of the area and related expenses which were provided to Mr. Pisani in connection with his relocation from Massachusetts to our headquarters in Redwood Shores, California, which amount includes a gross up for applicable income and employment taxes. Also includes $33,510 directly paid by Imperva for moving, storage and vehicle shipment costs.

Grants of Plan-Based Awards — 2011

The following table sets forth certain information with respect to equity grants awarded to our named executive officers for the year ended December 31, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Target ($)	Maximum ($)
Shlomo Kramer(3)	—	$250,000	$250,000	—	—	—	—
Terrence J. Schmid(3)	—	$62,500	$62,500	—	—	—	—
Trâm Phi(3)	08/25/2011	—	—	—	105,000	$10.70	$776,664
		$115,000	$115,000
Prashant K. Karnik(3)	03/02/2011	—	—	—	105,000	$5.42	$279,888
		$70,000	$70,000
Ralph Pisani(4)	08/25/2011	—	—	—	30,000	$10.70	$221,676
		$200,000	—	—	—		—

(1)	Unless otherwise noted in the footnotes, these options vest over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal quarterly installments over the next three years.
(2)	The grant date fair value of each equity award is computed in accordance with FASB ASC 718.
(3)	The non-equity incentive plan with respect to Messrs. Kramer, Schmid and Karnik and Ms. Phi does not have a threshold.
(4)	Mr. Pisani participates in a sales commission plan as described in more detail above in “— Executive Compensation Program Elements.” There is no maximum under his sales commission plan.

Outstanding Equity Awards at Year End

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2011 with respect to our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Shlomo Kramer	—	—		—	—	210,954	(3)	$7,343,309
	—	—		—	—	395,541	(4)	$13,768,782
Terrence J. Schmid	27,027	81,081	(5)	$3.70	11/17/2020	—		—
	25,473	76,419	(5)	$3.70	11/17/2020	—		—
Trâm T. Phi	—	105,000	(6)	$10.70	08/24/2021	—		—
Prashant K. Karnik	—	105,000	(7)	$5.42	03/02/2021	—		—
Ralph Pisani	28,125	1,875	(8)	$1.64	05/29/2018	—		—
	10,313	4,687	(9)	$1.64	02/10/2019	—		—
	3,438	1,562	(10)	$1.64	08/06/2019	—		—
	3,281	4,219	(11)	$1.68	02/05/2020	—		—
	11,250	18,750	(12)	$2.52	06/04/2020	—		—
	—	30,000	(13)	$10.70	08/24/2021	—		—

(1)	These options vest over four years as follows: 25% of the shares vest one year following the vesting commencement date (as noted below), with the remaining 75% vesting in equal quarterly installments over the next three years.
(2)	The closing price of our common stock as of December 30, 2011, the last trading day of 2011, was $34.81 per share.
(3)	Our right of repurchase with respect to these shares lapses after 60 months of continuous service after the vesting commencement date of September 30, 2010.
(4)	Our right of repurchase with respect to 25% of these shares lapses after 12 months of continuous service after the vesting commencement date of May 1, 2010, with the remaining 75% lapsing in equal quarterly installments over the next three years.
(5)	The vesting commencement date of this option is November 1, 2010.
(6)	The vesting commencement date of this option is August 22, 2011.
(7)	The vesting commencement date of this option is February 28, 2011.
(8)	The vesting commencement date of this option is February 11, 2008.
(9)	The vesting commencement date of this option is January 1, 2009.
(10)	The vesting commencement date of this option is February 11, 2009.
(11)	The vesting commencement date of this option is January 1, 2010.
(12)	The vesting commencement date of this option is June 1, 2010.
(13)	The vesting commencement date of this option is August 1, 2011.

Option Exercises and Stock Vested — 2011

There were no exercises of stock options in December 31, 2011 with respect to our named executive officers. The following table sets forth certain information with respect to stock that vested during December 31, 2011 with respect to our named executive officers.

STOCK VESTED TABLE

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Shlomo Kramer	158,216	$1,275,221	(1)
	39,554	$423,228	(2)
	39,554	$593,310	(3)
	234,578	$6,014,580	(4)
Terrence J. Schmid	—	—
Trâm T. Phi	—	—
Prashant K. Karnik	—	—
Ralph Pisani	—	—

(1)	Based on a valuation of shares of our common stock in accordance with Section 409A of the Internal Revenue Code of $8.06 on May 1, 2011 when such shares vested.
(2)	Based on a valuation of shares of our common stock in accordance with Section 409A of the Internal Revenue Code of $10.70 on August 1, 2011 when such shares vested.
(3)	Based on the mid-point of the range for our initial public offering on November 1, 2011 when such shares vested.
(4)	Based on the closing price of our common stock on November 11, 2011when such shares vested.

401(k) Savings Plan

We have established a 401(k) plan to allow our employees to save on a tax-favorable basis for their retirement. We do not match any contributions made by any employees, including our named executive officers, pursuant to the plan.

Pension Benefits

None of our named executive officers participate in or have account balances in pension benefit plans sponsored by us.

Non-Qualified Defined Contribution and Other Non-Qualified Defined Compensation Plans

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Proprietary Information and Inventions Agreements

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Employment, Severance and Change in Control Agreements

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of a change in control may exist and that the uncertainty and questions that it may raise among executives could result in the departure or distraction of executives to the detriment of the company and our stockholders. In order to reinforce and encourage the continued attention and dedication of certain key members of management, we previously entered into change in control agreements with certain of our named executive officers, some of which contained both single and double trigger acceleration. In connection with the executive compensation review process conducted at the beginning of 2012 by our compensation committee, our compensation committee adopted a Change in Control Plan in order to harmonize the change of control provisions across all executive officers and to eliminate all single trigger acceleration provisions.

Under the Change in Control Plan, in the event of a qualifying termination in connection with a Change in Control (as defined below) and contingent upon the participant’s execution of a binding severance and release agreement (which includes customary release, covenant not-to-sue, non-disparagement, non-solicitation and proprietary information provisions), the participant will be entitled to receive (1) a lump sum cash payment in an amount equal to such participant’s annual base salary as in effect immediately prior to the severance date, plus such participant’s target annual bonus or cash incentive opportunity for the year in which the severance date occurs, less applicable withholding taxes; (2) full acceleration of all outstanding equity awards (subject to certain restrictions noted in the Change in Control Plan); and (3) reimbursement of premiums paid for continuation coverage for twelve months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

A qualifying termination will be deemed to have occurred if the executive officer is terminated within the three months prior to a potential Change in Control or twelve months following a Change in Control and such termination is by Imperva without Cause (as defined below) or by the executive officer for Good Reason (as defined below).

“Cause” will be deemed to exist upon the occurrence of any of the following:

•	any willful, material violation by the executive officer of any law or regulation applicable to the business of Imperva, the executive officer’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the executive officer of a common law fraud;
•	the executive officer’s commission of an act of personal dishonesty which involves personal profit in connection with Imperva or any other entity having a business relationship with Imperva;
•	any material breach by the executive officer of any provision of any agreement or understanding between Imperva and the executive officer regarding the terms of the executive officer’s service as an employee, officer, director or consultant to Imperva, including without limitation the willful and continued failure or refusal of the executive officer to perform the material duties required of such executive officer as an employee, officer, director or consultant of Imperva, other than as a result of having a disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between Imperva and the executive officer;
•	the executive officer’s disregard of the policies of Imperva so as to cause loss, damage or injury to the property, reputation or employees of Imperva;
•	failure by the executive officer to substantially perform, or gross negligence in the performance of the executive officer’s duties after there has been delivered to the executive officer written demand for performance which describes the specific deficiencies in the executive officer’s performance and the specific manner in which performance must be improved, and which provides thirty (30) days from the date of notice to remedy performance deficiencies subject to remedy; or
•	any other misconduct by the executive officer which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Imperva.

A “Change in Control” will be deemed to have occurred if any one of the following events shall have occurred:

•	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) or group becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities;
•	the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

•	the consummation of a merger, reorganization, consolidation or similar transaction or series of related transactions of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least a majority of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger, reorganization, consolidation or similar transaction (or series of related transactions); or
•	any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Good Reason” will be deemed to exist upon the occurrence, without the affected executive officer’s written consent, of any of the following:

•	a material diminution in the executive officer’s authority, duties and responsibilities or, solely with respect to Imperva’s Chief Executive Officer, Chief Financial Officer and General Counsel, a change in the executive officer’s title;
•	a material diminution in the executive officer’s annual base salary, annual bonus opportunity, or long-term incentive opportunity;
•	any action or inaction that constitutes a material breach by Imperva of this Agreement; or
•	a material change (defined for this purpose to mean a change greater than 30 miles from the executive officer’s current principal place of employment) in the geographic location of the executive officer’s principal place of employment.

The Change in Control Plan will terminate automatically one year and one day after the Change in Control, or if later, when all benefits payable under the Plan are paid.

In order to be eligible to participate in the Change in Control Plan, the participant must opt in to the Change in Control Plan and waive any existing severance arrangement that would be triggered by a Change in Control or similar transaction.

Potential Payments Upon Termination or Change in Control

The tables below reflect potential payments and benefits available for each of our named executive officers upon termination in connection with a change in control or termination, assuming the date of occurrence is December 31, 2011 and reflects payments and benefits that are provided in the Change in Control Plan adopted by the compensation committee in February 2012. See section entitled “Compensation — Employment, Severance and Change in Control Agreements.”

Named Executive Officer Benefits and Payments Upon Termination(1)

Name	Termination	Involuntary Termination within One Year of Change in Control(2)
Shlomo Kramer	—	$520,345
Terrence J. Schmid	—	$332,845
Trâm T. Phi	—	$381,208
Prashant K. Karnik	—	$346,208
Ralph Pisani	—	$420,345

(1)	Assumes triggering event effective as of December 31, 2011. Upon a voluntary termination or termination for cause, each named executive officer also would receive any earned but unpaid base salary and unpaid vacation accrued as of December 31, 2011. These payments would be available to all employees upon termination.
(2)	Includes continuation of base salary and COBRA for twelve months and payment of cash bonus at target.

Acceleration of Vesting of Options and Restricted Stock upon Termination(1)

Name	Number of Shares of Accelerated Stock and Value upon a Change in Control	Number of Shares of Accelerated Stock and Value upon Involuntary Termination and in Connection with a Change in Control
Shlomo Kramer	—	$21,112,091	(2)
Terrence J. Schmid	—	$4,899,825	(3)
Trâm T. Phi	—	$2,531,550	(4)
Prashant K. Karnik	—	$3,085,950	(5)
Ralph Pisani	—	$2,261,226	(6)

(1)	Assumes triggering event effective as of December 31, 2011 and excludes vested stock held as of such date. The closing price of our common stock as of December 30, 2011, the last trading day of 2011, was $34.81 per share.
(2)	The company’s right of repurchase with respect to 606,495 shares would lapse upon involuntary termination within three months prior to or 12 months following a change in control.
(3)	157,500 of Mr. Schmid’s options would accelerate upon involuntary termination three months before or within 12 months following a change in control. The exercise price with respect to such options is $3.70 per share.
(4)	105,000 of Ms. Phi’s options would accelerate upon involuntary termination three months before or within 12 months following a change in control. The exercise price with respect to such options is $10.70 per share.
(5)	105,000 of Mr. Karnik’s options would accelerate upon involuntary termination three months before or within 12 months following a change in control. The exercise price with respect to such options is $5.42 per share.
(6)	77,093 of Mr. Pisani’s options would accelerate upon involuntary termination three months before or within 12 months following a change in control. The exercise price with respect to 15,624 of such options is $1.64 per share. The exercise price with respect to 4,219 of such options is $1.68 per share. The exercise price of 27,250 of such options is $2.52 per share. The exercise price of 30,000 of such options is $10.70 per share.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation or bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we must advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no material pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Compensation,” the following is a description of transactions, or series of related transactions, since January 1, 2011, to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which the other parties included or will include our directors, executive officers, holders of 5% or more of our voting securities, each of whom we refer to as a Beneficial Owner, or any member of the immediate family of any of the foregoing persons.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with our executive officers. See “Executive Compensation — Employment, Severance and Change of Control Arrangements” for information regarding these arrangements with our named executive officers.

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Executive Compensation — Limitation on Liability and Indemnification Matters.”

Change in Control Plan

We have adopted a Change in Control Plan that covers our executive officers, which provides for severance benefits and acceleration of the vesting of awards. For more information regarding these agreements, see the sections entitled “Compensation — Employment, Severance and Change in Control Agreements” and “Compensation — Potential Payments Upon Termination or Change in Control.”

Restricted Stock and Stock Option Awards

For information regarding restricted stock and stock option awards granted to our named executive officers and directors, see the sections entitled “Compensation — Executive Compensation Program Elements,” “Compensation — Outstanding Equity Awards at Year End,” “Compensation — Employment, Severance and Change in Control Agreements” and “Compensation — Director Compensation.”

Registration Rights

Mr. Kramer, our President, Chief Executive Officer and director, and each stockholder who was a Beneficial Owner prior to our initial public offering are party to agreements providing for rights to register under the Securities Act an aggregate of 10,773,177 shares of our common stock.

Transactions With Incapsula, Inc.

On November 5, 2009, we licensed certain intellectual property to Incapsula, Inc., a company formed by Gur Shatz, one of our former employees. The license agreement granted a worldwide, non-exclusive, irrevocable, non-transferable and non-sublicensable license to certain portions of our technology and know-how for Incapsula to use in developing its SaaS implementation of web application firewalls. Incapsula agreed to indemnify us against any claims related to Incapsula’s use of the licensed technology. As consideration for entering into this license agreement, we were issued 5,000,000 shares of Incapsula’s Series A Preferred Stock, representing a 58% ownership interest of Incapsula on a shares outstanding basis at the time of issuance. As of the date of our initial acquisition of shares of Incapsula, the remaining 42% ownership interest of Incapsula was owned by Mr. Shatz.

In connection with the issuance of the Incapsula Series A Preferred Stock to us on November 5, 2009, we entered into an investors’ rights agreement, a first refusal and co-sale agreement and a voting agreement with Incapsula and Mr. Shatz. Under the investors’ rights agreement, we have a right of first negotiation, which requires Incapsula to notify us of any acquisition proposal and provides us with an exclusive period to negotiate and make an alternative acquisition proposal. In addition, we have the right to acquire Incapsula during the five-year period beginning on November 5, 2013 in exchange for payment of Incapsula’s enterprise value, as calculated under the terms of the investors’ rights agreement.

On November 5, 2009, Shlomo Kramer, our President and Chief Executive Officer, was appointed to the Incapsula board of directors and on November 17, 2009, Mark Kraynak, our Vice President, Worldwide Marketing, was appointed to the Incapsula board of directors.

On March 9, 2010, we purchased an additional 6,666,666 shares of Incapsula’s Series A Preferred Stock for $2,999,999.70, increasing our ownership interest in Incapsula to 76% on a shares outstanding basis on the date we made this additional investment. We also agreed, subject to Incapsula achieving certain milestones with respect to its operations, customers and product development before September 9, 2011, to purchase $7,000,000 worth of Incapsula’s Series A-1 Preferred Stock. In July 2011, Incapsula achieved the performance milestones including:

•	developing a system having at least 100 active customers;
•	engaging two channel partners;
•	meeting operational milestones with respect to research and development and marketing;
•	preparing a 24 month financial plan; and
•	reaching product development goals with respect to certain functioning components and a system capable of supporting multiple users and proxies.

As a result of Incapsula’s achievement of such performance milestones, during the quarter ended April 1, 2011 we purchased 4,375,000 shares of Incapsula’s Series A-1 Preferred Stock for $3.5 million, increasing our ownership interest in Incapsula to 82% on a shares outstanding basis on the date we made this additional investment. In addition, in January 2012, we invested $3.5 million in Incapsula, and received in exchange an additional 4,375,000 shares of Incapsula’s Series A-1 Preferred Stock.

On December 31, 2010, we entered into a license agreement with Incapsula under which, subject to certain exceptions, we agreed to provide Incapsula with a worldwide, non-exclusive, royalty free, limited license to access our ThreatRadar feed of internet protocol addresses, attack patterns and other identification data and Incapsula agreed to provide us a worldwide, non-exclusive, royalty free, limited license to use its list of internet protocol addresses. The license agreement has an initial term of one year and automatically renews each year thereafter unless either party provides 30 days prior notice that it no longer wishes to renew the agreement.

On March 2, 2011, we entered into an affiliate and resale agreement with Incapsula. Under this agreement, we market, promote and/or resell Incapsula’s services to our existing and potential partners and customers in exchange for a share of revenues. The agreement has an initial term of two years and automatically renews each year thereafter unless either party provides six months prior notice that it no longer wishes to renew the agreement. We generated revenues of $14,000 in 2011 under this agreement.

Agreements with Trusteer, Inc.

We have entered into a Mutual Finder Fee Program Agreement and a PartnerSphere Technology Partnership Agreement with Trusteer. Under the Mutual Finder Fee Program Agreement, we and Trusteer agreed to provide the other with qualified sales prospects, and would be eligible to receive from the other party fees in the amount of 10% of the first year’s net product revenue and 5% of the first year’s net maintenance revenue for closed sales transactions resulting from qualified sales prospects. No amounts were paid to, or received from, Trusteer in 2011 under the Mutual Finder Fee Program Agreement. We may, but do not currently anticipate, paying or receiving from Trusteer more than $120,000 under the Mutual Finder Fee Program Agreement in 2012. Under the PartnerSphere Technology Partnership Agreement, we and Trusteer agreed to integration activities with respect to certain of our and Trusteer’s products. We and Trusteer agreed to bear our own development and quality assurance costs associated with the integration. Mr. Kramer, our President and Chief Executive Officer, and Mr. Krausz, a member of our board of directors, serve as members of the board of directors of Trusteer, and Mr. Boodaei, the Chief Executive Officer and member of the board of directors of Trusteer, Inc., serves on our board of directors.

Review, Approval or Ratification of Transactions with Related Parties

Our policy and the charters of our nominating and corporate governance committee and our audit committee require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by our nominating and corporate governance committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our audit committee. These committees have not adopted policies or procedures for review of, or standards for approval of, these transactions.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2012 for:

•	each person who we know beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 23,025,415 shares of common stock outstanding at April 1, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of April 1, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is care of Imperva, Inc., 3400 Bridge Parkway, Suite 200, Redwood Shores, CA 94065.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage
Directors and Executive Officers:
Shlomo Kramer(1)	3,592,972	15.6%
Michael Boodaei(2)	833,750	3.6%
Asheem Chandna(3),(4)	1,603,413	7.0%
Steven Krausz(5)	2,125,743	9.2%
Albert A. Pimentel(6)	60,000	*
Theresia Gouw Ranzetta(7)	4,104,714	17.8%
Frank Slootman(8)	40,000	*
David N. Strohm(9)	75,000	*
Jason Forget(10)	52,283	*
PK Karnik(11)	32,813	*
Mark Kraynak(12)	115,000	*
Trâm T. Phi	—	—
Ralph Pisani(13)	63,595	*
Terrence J. Schmid(14)	78,751	*
Yaniv Shaya(15)	48,125	*
Amichai Shulman(16)	833,750	3.6%
All executive officers and directors as a group (16 persons)(17)	13,659,909	58.4%
Other 5% Stockholders:
Entities affiliated with Accel Partners(7)	4,104,714	17.8%
Entities affiliated with Greylock Partners(4)	1,496,413	6.5%
Entities affiliated with U.S. Venture Partners(5)	2,125,743	9.2%
Entities affiliated with Venrock(18)	2,131,994	9.3%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	Includes (i) 1,215,205 shares of common stock owned of record by Mr. Kramer, of which 527,387 shares are subject to the Company’s right of repurchase within 60 days of April 1, 2012, and (ii) 2,377,767 shares of common stock owned of record by HAPRI LIMITED, an investment holding company. Mr. Kramer is one of two directors of HAPRI LIMITED, with Amir Rapoport, the Kramer family office Chief Financial Officer, being the other director. All of HAPRI LIMITED’s shares are ultimately controlled by a trust of which Mr. Kramer is the sole grantor and sole beneficiary during his life. The address for HAPRI LIMITED is PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.
(2)	Includes 333,750 shares of common stock owned of record by Michael (Mickey) Boodaei Assets 2000 Ltd. and 500,000 shares of common stock owned of record by Michael (Mickey) Boodaei Holdings 2000 Ltd. Mr. Boodaei has voting and investment power over such entities.
(3)	Includes 107,000 shares of common stock owned of record by Asheem Chandna.
(4)	Includes (i) 1,279,435 shares of common stock owned of record by Greylock XII Limited Partnership, (ii) 142,158 shares of common stock owned of record by Greylock XII-A Limited Partnership, and (iii) 74,820 shares of common stock owned of record by Greylock XII Principals LLC. Greylock XII GP LLC is the General Partner of Greylock XII Limited Partnership and Greylock XII-A Limited Partnership and as such may be deemed to have indirect beneficial ownership of an indeterminate amount of such shares. William Helman, Aneel Bhusri, David Sze and Don Sullivan are the Senior Managing Members of Greylock XII GP LLC and may be deemed to share voting and investment power over the shares held by the foregoing Greylock entities. Asheem Chandna and David N. Strohm each a director of Imperva, are Partners at Greylock Partners. The address for Greylock Partners is 2550 Sand Hill Road, Menlo Park, CA 94025.
(5)	Includes (i) 1,927,377 shares of common stock owned of record by U.S. Venture Partners VIII, L.P., (ii) 18,604 shares of common stock owned of record by USVP VIII Affiliates Fund, L.P., (iii) 17,814 shares of common stock owned of record by USVP Entrepreneur Partners VIII-A, L.P., and (iv) 9,029 shares of common stock all owned of record by USVP Entrepreneur Partners VIII-B, L.P. Presidio Management Group VIII, L.L.C. (“PMG”), a Delaware limited liability company, is the General Partner of each of the foregoing USVP entities. The Managing Members of PMG are Irwin Federman, Winston Fu, Steven Krausz, David Liddle, Jonathan Root, Christopher Rust, Casey Tansey and Philip Young and may be deemed to share voting and dispositive power over the shares held by the foregoing USVP entities. Steven Krausz is a director of Imperva and a Managing Member of PMG. The address for USVP is 2735 Sand Hill Road, Menlo Park, CA 94025.
(6)	Includes 60,000 shares of common stock owned of record by the Pimentel Family Trust U/D/T dated April 24, 1991 for which Albert A. Pimentel and Laurie Jean Pimentel serve as trustees. Of these 60,000 shares, 31,250 shares are subject to the Company’s right of repurchase within 60 days of April 1, 2012.
(7)	Includes (i) 3,199,214 shares of common stock owned of record by Accel VIII L.P., (ii) 628,432 shares of common stock owned of record by Accel Internet Fund IV L.P. and (iii) 277,068 shares of common stock owned of record by Accel Investors 2002 L.L.C. Accel VIII Associates L.L.C. (“A8A”) is the General Partner of Accel VIII L.P. and Accel Internet Fund IV L.P. and has the sole voting and investment power with respect to those entities. James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta, a director of Imperva, and James R. Swartz are the Managing Members of A8A and Accel Investors 2002 L.L.C. and share voting and investment powers in such entities. The address for Accel Partners is 428 University Avenue, Palo Alto, CA 94301.
(8)	Includes 40,000 shares of common stock owned of record by Mr. Slootman, all shares of which are subject to the Company’s right of repurchase within 60 days of April 1, 2012.
(9)	Includes 75,000 shares of common stock owned of record by Mr. Strohm, 50,000 shares of which are subject to the Company’s right of repurchase within 60 days of April 1, 2012. Mr. Strohm is a Partner at Greylock Partners, but does not share voting or investment power over the shares held by the Greylock entities listed in footnote 2.
(10)	Includes 27,375 shares of common stock held by Jason Forget and Virginie Forget as joint tenants with the right of survivorship and options to purchase 15,533 shares of common stock that are exercisable within 60 days of April 1, 2012 owned of record by Mr. Forget.
(11)	Includes options to purchase 32,813 shares of common stock that are exercisable within 60 days of April 1, 2012 owned of record by Mr. Karnik.

(12)	Includes options to purchase 115,000 shares of common stock that are exercisable within 60 days of April 1, 2012 owned of record by Mr. Kraynak.
(13)	Includes options to purchase 63,595 shares of common stock that are exercisable within 60 days of April 1, 2012 owned of record by Mr. Pisani.
(14)	Includes options to purchase 78,751 shares of common stock that are exercisable within 60 days of April 1, 2012 owned of record by Mr. Schmid.
(15)	Includes options to purchase 48,125 shares of common stock that are exercisable within 60 days of April 1, 2012 owned of record by Mr. Shaya.
(16)	Includes 333,750 shares of common stock owned of record by Amichai Shulman Assets 2000 Ltd. and 500,000 shares of common stock owned of record by Amichai Shulman Holdings 2000 Ltd. Amichai Shulman, the Company’s Chief Technology Officer, has voting and investment power over such entities.
(17)	Includes options exercisable for 353,817 shares of common stock within 60 days of April 1, 2012 and 1,215,204 shares of common stock owned of record by Mr. Kramer, of which 606,495 shares are subject to the Company’s right of repurchase as of April 1, 2012.
(18)	Includes (i) 1,705,597 shares of common stock owned of record by Venrock Associates III, L.P. (“VA III”), (ii) 383,759 shares of common stock owned of record by Venrock Associates, and (iii) 42,638 shares of common stock owned of record by Venrock Entrepreneurs Fund III, L.P. (“VEF III”).Venrock Management II, LLC, a Delaware limited liability company, is the sole General Partner of VA III. VEF Management III, LLC, a Delaware limited liability company, is the sole General Partner of VEF III. Michael Brooks, Anthony Evnin, Bryan Roberts, Ray Rothrock and Mike Tyrrell are the general partners of Venrock Associates and the members of Venrock Management III, LLC and VEF Management III, LLC and may be deemed to share voting and investment power in such entities. The address for Venrock is 3340 Hillview Avenue, Palo Alto, CA 94304.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Imperva under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The audit committee of the board of directors is composed of Mr. Pimentel, who is the chair of the audit committee, and Messrs. Krausz and Strohm, each of whom the board of directors has determined is an independent director, as independence for audit committee members is defined in The New York Stock Exchange’s listing standards. The board of directors has determined that Mr. Pimentel is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

As members of the audit committee for 2011, we assist the board of directors in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Imperva and its subsidiaries. The audit committee operates under a charter.

In fulfilling its oversight role, the audit committee has reviewed and discussed with management and the independent registered public accounting firm Imperva’s audited financial statements. The audit committee met five times during 2011, including meetings with Imperva’s independent registered public accounting firm to review Imperva’s quarterly and annual financial statements and their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of Imperva’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Imperva’s independent registered public accounting firm, is responsible for performing an independent audit of Imperva’s consolidated financial statements in accordance with generally accepted auditing standards in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the effectiveness of Imperva’s internal control over financial reporting.

The audit committee discussed with Imperva’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged With Governance), as adopted by the PCAOB in Rule 3200T. Imperva’s independent registered public accounting firm also provided to the audit committee the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the audit committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the board of directors that Imperva’s audited consolidated financial statements be included in Imperva’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 27, 2012.

In addition, the Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012 and is seeking ratification of such selection by our stockholders.

Submitted by the Audit Committee of
the Board of Directors,

Albert Pimentel
Steve Krausz
David Strohm

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
ERNST & YOUNG LLP, FOR YEAR ENDING DECEMBER 31, 2012

(Item No. 6 on the Proxy Card)

Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Ernst & Young LLP, or EY, to serve as our independent registered public accounting firm for the year ending December 31, 2012 and until their successors are appointed. Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of Imperva and its stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of EY as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees and related expenses for professional services provided by EY during 2011 and 2010. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with EY maintaining its independence.

	Year
	2011(1)	2010(2)
Audit fees	$3,628,882	$69,587
Audit-related fees	—	—
Tax fees	41,713	43,517
All other fees	—	—
Total	$3,670,595	$113,104

(1)	$24,213 of the fees and related expenses paid to EY for during 2011 were paid in Israeli shekels and converted to U.S. dollars for the purposes of this column, using the average exchange rate for 2011 of US$1.00 to NIS 3.573.
(2)	$79,862 of the fees and related expenses paid to EY for during 2010 were paid in Israeli shekels and converted to U.S. dollars for the purposes of this column, using the average exchange rate for 2010 of US$1.00 to NIS 3.733.

Audit Fees

Fees for EY audit services include fees associated with the annual audit, quarterly reviews of financial statements, accounting consultations and our initial public offering.

Tax Fees

Fees for EY tax services include fees associated with international tax advice related to transfer pricing and international tax assistance related to tax filings.

Representatives of EY are expected to be at the annual meeting. Representatives of EY will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

The audit committee pre-approval policies and procedures require prior approval of each engagement of EY to perform services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act and the professional services listed below were approved in accordance with these policies.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2012.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

Under our bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. To be timely for the 2013 annual meeting of stockholders, a stockholder’s notice must be received by us between February 22, 2013 and March 24, 2013. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Imperva, Inc., 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065.

If the date of the 2013 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2012 annual meeting, in order for a notice to be timely, it must be delivered no earlier than 105 days and not later than 75 days prior to the 2013 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2013 annual meeting.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph, the proxy holders named by our board of directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than February 7, 2013 and satisfy the conditions established by the SEC for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the 2013 annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then current bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our bylaws.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2012 annual meeting of stockholders other than as described in this proxy statement. If any other matter or matters are properly brought before the annual meeting, or any adjournment or postponement of the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Trâm T. Phi
Vice President, General Counsel and Corporate Secretary
April 20, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

IMPERVA®

INTERNET
http://www.proxyvoting.com/impv
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

16379-1

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" ITEMS 2, 4 AND 5, AND FOR "3 YEARS" ON ITEM 3.

Please mark your votes as indicated in this example ☒

1. ELECTION OF CLASS I DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
Nominees: 01 Michael Boodaie, 02 Asheem Chandna, 03 Steven Krausz	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the non-binding advisory resolution relating to named executive officer compensation.	☐	☐	☐

The Board of Directors recommends a vote for Stockholder approval every 3 years.

	3 YEARS	2 YEARS	1 YEAR	ABSTAIN
3. Proposal to approve the non-binding advisory resolution relating to the frequency of named executive officer compensation advisory votes.	☐	☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ______________________ Signature ______________________ Date ____________

You can now access your Imperva, Inc. account online.

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: **http://bnymellon.mobular.net/bnymellon/impv**

▼ FOLD AND DETACH HERE ▼

PROXY
IMPERVA, INC.
2012 Meeting of Stockholders – June 7, 2012
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Shlomo Kramer and Terrence Schmid, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Imperva, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Meeting of Stockholders of Imperva, Inc. to be held June 7, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

16379-1